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STRADLEY RONON STEVENS & YOUNG, LLP

2600 One Commerce Square

Philadelphia, PA 19103-7098

Telephone: (215) 564-8000

February 4, 2014

Board of Trustees

Franklin Investors Securities Trust,

on behalf of the Franklin Adjustable U.S. Government Securities Fund

One Franklin Parkway

San Mateo, California 94403-1906

Subject:      Registration Statement on Form N‑14

Ladies and Gentlemen:

We have acted as counsel to Franklin Investors Securities Trust (the “Trust”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended.  The purpose of the Registration Statement is to register shares to be issued by Franklin Adjustable U.S. Government Securities Fund (“Adjustable Government Fund”), a series of the Trust, in connection with the acquisition of substantially all of the assets of Franklin Limited Maturity U.S. Government Securities Fund (“Limited Maturity Fund”), another series of the Trust, by and in exchange solely for full and fractional Class A1, Class R6 and Advisor Class shares of beneficial interest, without par value (the “Shares”), of Adjustable Government Fund (the “Transaction”).

We have reviewed the Trust’s Agreement and Declaration of Trust (“Declaration of Trust”) and By-laws (“By-laws”), each as amended to date, resolutions adopted by the Trust’s Board of Trustees in connection with the Transaction, the form of Plan of Reorganization for the Transaction , which was approved by the Trust’s Board of Trustees (the “Plan”),  and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act, as amended, governing the issuance of shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1.         The Shares of Adjustable Government Fund will be issued in accordance with the Trust’s Declaration of Trust and By-laws, each as amended to date, the Plan and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares and the Transaction.

2.         The Shares will be issued against payment therefor as described in the Prospectus/Proxy Statement and the Statement of Additional Information relating thereto included in the Registration Statement and the Plan, and that such payment will have been at least equal to the net asset value of such Shares.

Board of Trustees

Franklin Investors Securities Trust,

on behalf of the Franklin Adjustable U.S. Government Securities Fund

February 4, 2014

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:    /s/ Kenneth L. Greenberg

         Kenneth L. Greenberg, Esq. a Partner

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